SCHEDULE 14C
                                 (Rule 14c-101)

                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION
        Information Statement Pursuant to Section 14(c) of the Securities
                      Exchange Act of 1934 (Amendment No. )


Check the appropriate box:
|x| Revised Preliminary Information Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

|_| Definitive Information Statement


SunRiver Corporation
(Name of Registrant as Specified in Its Charter)

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|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange  Act rule
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previously.  Identify the previous filing by registration  statement  number, or the Form or Schedule and the date of its filing.

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                        P R E L I M I N A R Y   C O P Y

                              SUNRIVER CORPORATION
                              Echelon IV, Suite 200
                             9430 Research Boulevard
                            Austin, Texas 78759-6543

                              INFORMATION STATEMENT

                             (Dated April __, 1997)

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE ACTIONS, DEFINED BELOW, HAVE ALREADY BEEN APPROVED BY WRITTEN CONSENT OF SUNRIVER GROUP, INC. WHICH OWNS A MAJORITY OF THE COMPANY'S OUTSTANDING SHARES OF COMMON STOCK. A VOTE OF THE REMAINING STOCKHOLDERS IS NOT NECESSARY.

                                     GENERAL

     This Information Statement is first being furnished on or about April __, 1997 to holders of record as of the close of business on April 9, 1997 of the common stock, $.01 par value per share ("Common Stock"), of SunRiver Corporation, a Delaware corporation (the "Company"), in connection with the following (collectively, the "Actions"):

     1. amending the Company's Certificate of Incorporation, as amended ("Certificate of Incorporation"), to increase the total number of shares of Common Stock which the Company has authority to issue from 60,000,000 to 100,000,000; and

     2. amending the Certificate of Incorporation to change the name of the Company from SunRiver Corporation to Boundless Corporation.

     The Board of Directors of the Company (the "Board") has approved, and SunRiver Group, Inc. ("SunRiver Group"), which owned 26,439,380 shares (approximately 52.9%) of the 50,016,629 shares of Common Stock outstanding, as of April 2, 1997, has consented in writing to, the Actions.

     Such approval and consent are sufficient under Section 228 of the Delaware General Corporation Law and the Company's By-Laws to approve the Actions. Accordingly, the Actions will not be submitted to the other Company stockholders for a vote and this Information Statement is being furnished to stockholders solely to provide them with certain information concerning the Actions in accordance with the requirements of Delaware law and the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, including particularly Regulation 14C.

     The Actions will be effective on the date that a Certificate of Amendment of the Certificate of Incorporation with respect to the Actions is filed with the Secretary of State of the State of Delaware. This filing will occur on or after the 20th day following the date of this Information Statement.

     The principal executive offices of the Company are located at Echelon IV, Suite 200, 9430 Research Boulevard, Austin, Texas 78759-6543, and the Company's telephone number is (512) 349-5800.

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                           AMENDMENT TO THE COMPANY'S
                          CERTIFICATE OF INCORPORATION
                       TO INCREASE THE NUMBER OF SHARES OF
                   COMMON STOCK FROM 60,000,000 TO 100,000,000


     The Certificate of Incorporation will be amended to increase the number of shares of authorized Common Stock from 60,000,000 to 100,000,000. Such increase will be effected by amending the first sentence of Article Fourth of the Certificate of Incorporation to read as follows:

     "FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is One Hundred One Million (101,000,000) which are divided into One Million (1,000,000) shares of Preferred Stock, par value $.01 per share, and One Hundred Million (100,000,000) shares of Common Stock, par value $.01 per share."

     As described in the following items 1 through 5, additional authorized shares are required to reserve shares issuable upon exercise of warrants and options, shares which may be issuable upon conversion of convertible notes, shares issuable under an effective registration statement and shares for other, as yet undetermined, purposes.

     1. As of April 2, 1997, 50,016,629 shares of Common Stock and no shares of Preferred Stock of the Company were outstanding and 12,286,416 shares of Common Stock were issuable upon exercise of outstanding options and warrants, including a warrant held by SunRiver Group to purchase 4,174,704 shares (the "SunRiver Group Warrant"). In addition, the Company's registration statement on Form S-1, declared effective on July 8, 1996 (the "Shelf Registration Statement"), registered 14,444,210 shares of Common Stock under the Securities Act of 1933, including 2,500,000 shares that may be issued and sold by the Company from time to time. As of April 3, 1997, 1,360,849 of such 2,500,000 shares remained unissued. The sum of such 50,016,629 shares outstanding, 12,286,416 shares issuable upon exercise of outstanding options and warrants and 1,360,849 shares which may be issued and sold by the Company, exceeds the 60,000,000 Common Stock authorization by 3,663,894 shares. Until the Certificate of Incorporation is amended to increase the authorized Common Stock sufficiently to allow for the reservation of all 4,174,704 shares underlying the SunRiver Group Warrant, SunRiver Group has agreed to refrain from exercising its right to purchase up to 2,654,565 shares upon exercise of the SunRiver Group Warrant to the extent necessary to permit exercise by others of their options and warrants and the offer and sale by the Company of newly issued Common Stock under the Shelf Registration Statement.

     2. Of the 6,000,000 shares of Common Stock issuable upon exercise of options or stock grants made under the 1995 Incentive Plan previously approved by the stockholders, as of April 2, 1997, options to purchase 4,512,045 shares had been granted and were outstanding, 540,464 shares had been issued as stock grants and none of the remaining 947,491 available shares were reserved for future grants. Before such reservation can be made, an increase in the authorized number of shares of Common Stock is necessary.

     3. In connection with the Company's acquisition of certain assets from Digital Equipment Corporation in October 1995, including the financing for such acquisition through The Chase Manhattan Bank, N.A. ("Chase") and the related restructuring of the Company's obligations to NCR Corporation ("NCR"), SunRiver Group pledged 21,439,380 shares of Common Stock to Chase and 5,000,000 shares of Common Stock to NCR. In consideration for such pledges and, after authorized shares become available, the Company expects to issue to SunRiver Group warrants to purchase such number of shares of Common Stock at $3.875 per share, subject to adjustment, as the Board determines is appropriate after obtaining independent advice regarding the fairness of such warrants. However, the number of such warrants will be reduced by the number of warrants equal in value to $500,000, determined using the Black-Scholes valuation model or based on independent advice regarding the appropriate reduction as consideration for the Company having obtained the release of SunRiver Group's guarantee of obligations of the Company's discontinued subsidiary, TradeWave Corporation, by paying $500,000 to Microelectronics and Computer Technology Corporation.

     4. In February and March 1997, the Company sold a total of $1,400,000 principal amount of notes ("Notes") convertible into shares of Common Stock. The notes bear interest at 8% per annum (or 16% per annum upon the occurrence of certain events of default) payable, with principal, on December 31, 1998 (the "Maturity Date"). Each Note is convertible, in whole or in part, during the period beginning on the 90th day following the date the Notes were issued (the "Original Date") until the later of the Maturity Date or the date the Note is paid in full into that number of shares of Common Stock determined by dividing the outstanding principal of and accrued and unpaid interest on the Note by (i) 82-1/2% of the average closing bid price ("Average Bid Price") for the Common Stock on The Nasdaq SmallCap Market for the five trading days immediately preceding the conversion date; or (ii), if the holder delivers written notice to the Company between the 60th and 90th days after the Original Date that the holder has elected the alternate conversion price, 82-1/2% of the Average Bid Price for the five trading days immediately preceding the date of such notice, in which case the holder is obligated to convert the entire balance of the Note on or prior to the Maturity Date. The Company may compel conversion of the Notes if they have not been converted into shares of Common Stock before the Maturity Date and the Company may redeem the Notes if the Average Bid Price for any five trading day period is less than $1.25.

     The Company has issued a total of 1,204,775 shares of Common Stock which are being held in escrow and which will be released, in whole or in part, to the holders of the Notes upon their conversion. Such number was the number of shares which would be issuable upon conversion of the Notes assuming a conversion based on the market price of the Common Stock around the time that the Notes were sold. If the market price of the Common Stock at the time the conversion of the Notes is exercised is below the market price at the time the Notes were sold, the Company will be required to issue additional shares of Common Stock to satisfy the conversion. Although the number of such required additional shares cannot be determined at this time, in such event, the Company will require authorized shares beyond the current limit of 60,000,000 in order to meet its obligations to the holders of the Notes.

     5. The Board believes that it is desirable to have additional shares of Common Stock available, as the occasion may arise, for possible future financings and acquisitions, stock dividends, stock issuances pursuant to employee benefit plans and other proper corporate purposes. Having such additional shares available for issuance in the future would give the Company greater flexibility by allowing shares to be issued without incurring the delay and expense of obtaining stockholder approval. Except as described in this Information Statement, the Company has no definitive plans or commitments to issue additional Common Stock.

     The additional shares of Common Stock, together with other authorized and unissued shares, generally would be available for issuance without any requirement for further stockholder approval, unless stockholder action is required by applicable law, the Company's governing documents or by the rules of the National Association of Securities Dealers, Inc. or any stock exchange on which the Company's securities may then be listed.

     Although the Board will authorize the issuance of additional shares of Common Stock only when it considers doing so to be in the best interests of stockholders, the issuance of additional shares of Common Stock may, among other effects, have a dilutive effect on the earnings and equity per share of Common Stock and on the voting rights of holders of shares of Common Stock. The increase in the authorized number of shares of Common Stock also could be viewed as having anti-takeover effects. Although the Board has no current plans to do so, shares of Common Stock could be issued in various transactions that would make a change in control of the Company more difficult or dilute the stock ownership of a person seeking to obtain control. The Company is not aware of any effort to accumulate shares of Common Stock or obtain control of the Company by a tender offer, proxy contest, or otherwise, and the Company has no present intention to use the increased shares of authorized Common Stock for anti-takeover purposes.

                           AMENDMENT TO THE COMPANY'S
                          CERTIFICATE OF INCORPORATION
                        TO CHANGE THE NAME OF THE COMPANY
                            TO BOUNDLESS CORPORATION


     The Certificate of Incorporation will be amended to change the name of the Company from SunRiver Corporation to Boundless Corporation. The amendment will be effected by amending Article First of the Certificate of Incorporation to read as follows:

     "FIRST: The name of the corporation (hereinafter called the "corporation") is Boundless Corporation."

     In 1996, the Company's wholly owned subsidiary, SunRiver Data Systems, Inc., changed its name to Boundless Technologies, Inc. SunRiver Acquisition Corp., a non-operating wholly owned subsidiary of the Company, intends to change its name to Boundless Acquisition Corp. These changes arise out of the settlement of the lawsuit brought in 1995 by Sun Microsystems, Inc. ("Sun Microsystems") against the Company, its subsidiaries and SunRiver Group.

     Sun Microsystems had alleged that the defendants infringed federally registered and California registered SUN-based trademarks owned by Sun Microsystems and violated California statutory and common laws of trademark and tradename infringement, unfair competition, dilution and false advertising, all based on allegations that the defendants' use of any SUNRIVER mark or name creates a likelihood of confusion in violation of Sun Microsystems' rights. The settlement requires the Company, its subsidiaries and SunRiver Group to stop using any SunRiver-based mark or name except in limited circumstances.

     The Board also believes that changing the Company's name to Boundless Corporation will enhance the Company's business and prospects.



                                  By Order of the Board of Directors,

                                  Wayne Schroeder
                                  Chief Financial Officer

Dated:  April ___, 1997

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